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                                                                EXHIBIT 10.03
                                ESCROW AGREEMENT

            THIS ESCROW AGREEMENT, dated as of __________________ __, 1997, among EXCELSIOR PRIVATE EQUITY FUND II, INC., a Maryland corporation (the "Company"), UNITED STATES TRUST COMPANY OF NEW YORK, a New York corporation (the "Escrow Agent"), and UST FINANCIAL SERVICES CORP., a _________________ corporation (the "Selling Agent").

                              W I T N E S S E T H:

            WHEREAS, the Company proposes to offer and sell to the public a maximum of 150,000 shares and a minimum of 100,000 shares of the Company's common stock, par value $0.01 per share (the "Common Stock") (the "Offering"), pursuant to a Registration Statement on Form N-2 (the "Registration Statement") filed with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933, as amended (the "Securities Act"); and

            WHEREAS, prior to such time as the SEC declares the Registration Statement effective, the Company and the Selling Agent intend to enter into a Selling Agent Agreement, in substantially the form filed with the SEC as an exhibit to the Registration Statement (the "Selling Agent Agreement"); and

            WHEREAS, pursuant to the Selling Agent Agreement, the Selling Agent will solicit subscriptions for the purchase of Common Stock from investors who are acceptable to the Company during the period commencing on the effective date of the Selling Agent Agreement and terminating on July 31, 1997, or such subsequent date not later than December 31, 1997 as the Company and the Company's Managing Investment Adviser (as defined in the Registration Statement, as amended) may determine (the "Termination Date"); and

            WHEREAS, the Company and the Selling Agent desire to provide for the safekeeping of funds accompanying subscriptions (the "Subscription Funds") until such time as the Subscription Funds are released for Company uses, or until such time as the Escrow Agent is required to return the Subscription
Funds to subscribers for the Common Stock (the "Subscribers") as hereinafter set forth; and

            WHEREAS, the Escrow Agent has consented to act as escrow agent and to receive and hold the Subscription Funds to be deposited in escrow for the Company and the Subscribers upon the terms hereinafter set forth.
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            NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained and other good and valuable consideration, the parties hereto agree as follows:

            1. Appointment of Escrow Agent; Term. For the period commencing on the date of first receipt of Subscription Funds deposited with the Escrow Agent in connection with subscriptions for the Common Stock, and terminating after the Termination Date following the release of all Subscription Funds to the Company or to Subscribers, or such other time as shall be necessary or appropriate for the Escrow Agent to accomplish its duties hereunder, the Escrow Agent shall serve in the capacity of escrow agent and shall receive, hold and disburse the Subscription Funds in accordance with the terms hereof.

            2. Representations.

      (a) The Company represents and warrants to the Escrow Agent and agrees that each Subscriber, by virtue of its agreement to purchase any of the Common Stock, shall become a third party beneficiary of this Escrow Agreement.

      (b) The Company has delivered or will deliver to the Escrow Agent a true, correct and complete copy of the Registration Statement as filed with the SEC, and hereby agrees to deliver to the Escrow Agent any and all subsequent amendments thereto.

            3. Receipt of Subscription Funds; Rejection or Withdrawal.

      (a) The Company will solicit subscriptions for the Common Stock through the Selling Agent. Each Subscriber desiring to purchase Common Stock will be required to (i) complete, execute and deliver to the Selling Agent an executed copy of a subscription agreement (the "Subscription Agreement") and (ii) deliver to the Selling Agent a check payable to the order of "United States Trust Company of New York -- Escrow Agent" in each case in the amount of $1,000 for each share of Common Stock the Subscriber desires to purchase. The Selling Agent shall forward each check received to the Escrow Agent by noon of the first business day after receipt and simultaneously send to the Escrow Agent and to the Company a telegram, telecopy, or other appropriate communication stating the name of each Subscriber and the amount of such Subscriber's Subscription Funds transferred to the Escrow Agent. Simultaneous with the transfer of any check to the Escrow Agent, the Selling Agent shall forward the corresponding Subscription Agreement to the Company and shall forward a copy thereof to the Escrow Agent. The Company shall notify the Selling Agent and the Escrow Agent of its acceptance or rejection of any Subscription Agreement within two business days of receipt by the Company of such Subscription Agreement.


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      (b) In the event the Company rejects the Subscription Agreement of any
Subscriber before the Initial Closing Date specified in Section 5(a) or an Additional Closing Date specified in Section 5(b), then upon receipt by the Escrow Agent from the Company of written notice of such rejection, the Escrow Agent shall promptly deliver to such Subscriber, pursuant to instructions from the Selling Agent, such Subscriber's Subscription Funds received by the Escrow Agent. Any interest earned on such Subscription Funds to which such Subscriber is entitled under the provisions of this Agreement shall be returned to the Subscriber within five business days of such rejection.

      (c) In the event a Subscriber elects to withdraw his subscription before the Initial Closing Date specified in Section 5(a) or an Additional Closing Date specified in Section 5(b), then upon receipt by the Escrow Agent from either the Company or the Selling Agent of written notice of such election, the Escrow Agent shall promptly deliver to such Subscriber, pursuant to instructions from the Selling Agent, such Subscriber's Subscription Funds received by the Escrow Agent. Any interest earned on such Subscription Funds to which such Subscriber is entitled under the provisions of this Agreement shall be returned to the Subscriber within five business days of the next closing after such withdrawal.

            4. Investment of Subscription Funds. The Escrow Agent shall invest all Subscription Funds received by it hereunder promptly upon its receipt thereof only in a fully-insured, interest-bearing banking account at a bank having capital and surplus in excess of $100 million (including the Escrow Agent).

            5. Release of Subscription Funds.

      (a) Upon receipt of Subscription Funds representing the sale of at least 100,000 shares of Common Stock in the aggregate on or before the Termination Date (the "Minimum Requirement"), the Escrow Agent will provide telephonic notice, followed by written confirmation, of such receipt to the Company. The Company will then deliver to the Escrow Agent a certificate executed by a duly authorized officer of the Company which shall provide (i) certification that Subscription Agreements representing the Minimum Requirement have been received and are deemed acceptable to the Company, (ii) a date for the release of the Subscription Funds (the "Initial Closing Date"), which date shall not be later than 10 business days after the receipt of the Escrow Agent's telephonic notice described in the preceding sentence, and (iii) instructions for the distribution to Subscribers of their respective pro rata share of any interest earned on Subscription Funds held by the Escrow Agent from the date each Subscriber's Subscription Funds were invested in the Escrow Account up to but excluding the Initial Closing Date. Within five business days after the Initial Closing Date, the


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Escrow Agent shall mail to each Subscriber checks in the respective amounts of each Subscriber's pro rata share of the interest earned on the investment of the Subscription Funds.

      (b) Subsequent to the Initial Closing Date, the Escrow Agent shall from time to time deliver any Subscription Funds received from Subscribers (except for interest earned on the investment of such Subscription Funds) to the Company at such dates as shall be directed by telephonic notice, followed by written confirmation, from the Company to the Escrow Agent (each such date, an "Additional Closing Date"). Not later than five business days prior to any Additional Closing Date, the Company shall furnish to the Escrow Agent instructions as to the distribution to Subscribers of their pro rata share of any interest earned on Subscription Funds held by the Escrow Agent from the date each Subscriber's Subscription Funds were invested in the Escrow Account up to but excluding the Additional Closing Date. Within five business days after such Additional Closing Date, the Escrow Agent shall mail to each Subscriber checks in the respective amounts of each Subscriber's pro rata share of the interest earned on the investment of the Subscription Funds.

      (c) If the Escrow Agent does not receive sufficient Subscription Funds by the Termination Date to satisfy the Minimum Requirement, then, upon receipt of written instructions from the Company or the Selling Agent, the Escrow Agent shall, promptly after it receives such instructions (including instructions for the distribution to Subscribers of their respective pro rata share of any interest earned on the Subscription Funds and a list of the Subscribers, the number of shares subscribed for and the cash contribution of each Subscriber), remit to Subscribers the Subscription Funds which such Subscribers have paid, together with interest earned on such Subscription Funds from the date each Subscriber's Subscription Funds were invested in the Escrow Account through the date of the release of the Subscription Funds from the Escrow Account which release date shall not be more than five business days prior to the date that such released Subscription Funds are distributed to each Subscriber. Upon distribution to Subscribers by the Escrow Agent of all Subscription Funds together with all interest payable on such amounts, and receipt by the Escrow Agent of the fees and expenses to which it is entitled, this Agreement shall terminate.

      (d) The Company may, in consultation with the Managing Investment Adviser, waive the Minimum Requirement or postpone the Termination Date of the Offering. In the event the Managing Investment Adviser and the Company shall agree to waive the Minimum Requirement or postpone the Termination Date, the Company shall notify the Escrow Agent of such fact in writing, specifying the date to which the Termination Date shall be postponed in case of such postponement. The Termination Date shall not be postponed beyond December 31, 1997, in accordance with the Registration Statement.


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            6. Escrow Agent.

      (a) The Escrow Agent shall not be liable for any action taken or omitted by it, or any action suffered by it to be taken or omitted, in good faith and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall have given its prior written consent thereto.

      (b) The Escrow Agent shall not be responsible for the sufficiency or accuracy, the form of, or the execution, validity, value or genuineness of, any document or property received, held or delivered by it hereunder, or of any signature or endorsement thereon, or for any lack of endorsement thereon, or for any description therein, nor shall the Escrow Agent be responsible or liable in any respect on account of the identity, authority or rights of the persons executing or delivering or purporting to execute or deliver any document or property paid or delivered by the Escrow Agent pursuant to the provisions hereof. The Escrow Agent shall not be liable for any loss which may be incurred by reason of any Subscription Funds it holds hereunder provided that it shall comply with the investment instruction set forth in Section 4 hereof.

      (c) The Escrow Agent shall have the right to assume in the absence of written notice to the contrary from the proper person or persons that a fact or an event by reason of which an action would or might be taken by the Escrow Agent does not exist or has not occurred, without incurring liability for any action taken or omitted, in good faith and in the exercise of its own best judgment, in reliance upon such assumption.

      (d) The Escrow Agent shall be indemnified and held harmless by the Company, from and against any expenses, including counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim, or in connection with any claim or demand, which in any way directly or indirectly, arises out of or is related to this Agreement, the services of the Escrow Agent hereunder, the monies or other property held by it hereunder or any such expense or loss. Promptly after the receipt by the


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Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall, if a claim in respect thereof shall be made against the Company, notify the Company in writing; but the failure by the Escrow Agent to give such notice shall not relieve the Company from any liability which the Company may have to the Escrow Agent hereunder. In the event of the receipt of such notice, the Escrow Agent, in its sole discretion, may commence an action in the nature of interpleader in an appropriate court to determine ownership or disposition of the proceeds and documents held in escrow hereunder or it may deposit such proceeds and documents with the clerk of any appropriate court or it may retain such proceeds and documents pending receipt of a final, non-appealable order of a court having jurisdiction over all of the parties hereto directing to whom and under what circumstances such proceeds and documents are to be disbursed and delivered.

      (e) The Escrow Agent shall be entitled to compensation from the Company for all services rendered by it hereunder as set forth on Schedule A attached hereto and made a part hereof. The Escrow Agent shall also be entitled to reimbursement from the Company for all reasonable expenses paid or incurred by it in the administration of its duties hereunder including, but not limited to, all counsel, advisers' and agents' fees and disbursements and all taxes or other governmental charges. It is acknowledged by the Escrow Agent and the Company that the obligation to indemnify, compensate or reimburse the Escrow Agent shall be solely that of the Company, and the Subscribers shall not be liable for the payment of any amounts due the Escrow Agent under Sections 6(d) or 6(e).

      (f) From time to time on and after the date hereof, the Company shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do or cause to be done such further acts as the Escrow Agent shall reasonably request (it being understood that the Escrow Agent shall have no obligation to make any such request) to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

      (g) The Escrow Agent may resign at any time and be discharged from its duties as Escrow Agent hereunder by giving the Company at least 60 days prior written notice thereof. As soon as practicable after its resignation, the Escrow Agent shall turn over to a successor escrow agent appointed by the Company, all monies and property held hereunder upon presentation of the document appointing the new escrow agent and its acceptance thereof. If no new escrow agent is so appointed within the 60-day period following the giving of such notice of resignation, the Escrow Agent may deposit the aforesaid monies and property with a person designated by the Company or the Selling Agent or


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in accordance with the directions of a final order or judgment of a court of competent jurisdiction.

      (h) The Escrow Agent shall resign and be discharged from its duties as escrow agent hereunder if so requested in writing at any time by the Company; provided, however, that such resignation shall become effective only upon acceptance of the appointment by a successor escrow agent as provided in Section 6(g).

            7. Legal Proceedings.

      (a) The Escrow Agent shall not be required to institute legal proceedings of any kind or to defend any lawsuit brought in connection with any escrowed Subscription Funds, provided that the Escrow Agent shall cooperate with the Company and/or the Selling Agent with respect to the institution or defense of any such legal proceeding brought by or against the Company and/or the Selling Agent, as the case may be. The Escrow Agent shall have no responsibility for the genuineness or validity of any document or other item deposited with it, and the Escrow Agent shall be fully protected in acting or refraining from acting in accordance with any written instruction given to it hereunder and reasonably believed by it to have been signed or given by the proper parties as designated by the Company.

      (b) If any controversy arises between the Company and any third party with respect to the subject matter of this Agreement, its terms or conditions, the Escrow Agent shall not be required to determine the same or take any action with respect to any controversy but may await the settlement thereof by final appropriate legal proceedings or otherwise as the Escrow Agent may require, notwithstanding anything in this Agreement to the contrary, and in such event the Escrow Agent shall not be liable for interest or damages prior to such settlement.

      (c) The Escrow Agent shall not be liable for any action taken by it in good faith and reasonably believed by it to be authorized or within the rights or powers conferred upon it by this Agreement and may consult with counsel of its own choice and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel.

      (d) If legal action is instituted between the parties hereto to enforce this Agreement, the prevailing party or parties shall be entitled to reasonable attorneys' fees and the actual costs incurred in connection with such action.

            8. Uncollectible Funds. If any check or instrument deposited under this Agreement proves uncollectible and payment or investment of the amounts represented by such check or instrument has been made pursuant to the terms of this Agreement,


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then the Company shall promptly reimburse the Escrow Agent for such amount, and the Escrow Agent shall deliver the returned check or instrument to the Company.

            9. Reliance Upon Company's Certificate. Upon the request of the Escrow Agent, the Company shall deliver to the Escrow Agent a certificate of the President of the Company certifying as to (i) the authority of certain agents of the Company to act on behalf of the Company in connection with this Agreement, and (ii) the incumbency and signatures of such agents, and the Escrow Agent may act in reliance on such certificate.

            10. Amendments. This Escrow Agreement may not be modified, canceled, abrogated or rescinded without the written consent of all parties hereto.

            11. Notices. All notices, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed, registered or certified, return receipt requested, first-class, postage paid to:

            (a) the Escrow Agent:

            United States Trust Company of New York
            114 West 47th Street
            New York, New York 10036-1532
            Attention: President

            (b) the Company:

            Excelsior Private Equity Fund II, Inc.
            114 West 47th Street
            New York, New York 10036-1532
            Attention: President

            with a copy to:

            O'Sullivan Graev & Karabell, LLP
            30 Rockefeller Plaza
            New York, New York 10112
            Attention: Lawrence G. Graev, Esq.

            (c) the Selling Agent:

            UST Financial Services Corp.
            114 West 47th Street
            New York, New York 10036-1532
            Attention: President

            12. Successors. The rights created by this Escrow Agreement shall enure to the benefit of, and the obligations


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created thereby shall be binding upon, the successors and assigns of the parties hereto.

            13. Severability. If any covenant, condition or other provision of this Agreement is held to be invalid, void or illegal by any court of competent jurisdiction, it will be deemed severable from the remainder of this Agreement and will in no way affect or invalidate any other covenant, condition or other provision.

            14. Governing Law. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of New York without regard for the principles of conflict of laws.

            15. Captions. Section titles and captions are inserted for convenience only, and in no way define, limit, extend or describe the scope of this Agreement.

            16. Integration. This Agreement is the entire agreement between the parties regarding its subject matter. All agreements, covenants, representations and warranties of the parties regarding the subject matter of this Agreement are contained herein. No other agreements, covenants, representations or warranties have been made by the parties on the subject of this Agreement. This is an integrated agreement.

            17. Counterparts. If this Agreement shall be executed in one or more counterparts, such counterparts will constitute a single agreement.


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            IN WITNESS WHEREOF, the undersigned have duly executed this
Agreement as of the date first above written.

                                        EXCELSIOR PRIVATE EQUITY
                                        FUND II, INC.

                                        By:_____________________________________
                                           Name:  David I. Fann
                                           Title: President

                                        UNITED STATES TRUST COMPANY OF
                                        NEW YORK

                                        By:_____________________________________
                                           Name:
                                           Title:

                                        UST FINANCIAL SERVICES CORP.

                                        By:_____________________________________
                                           Name:
                                           Title:


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                                                                      SCHEDULE A





                                  COMPENSATION





Fees





                                [TO BE INSERTED]


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